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                                                                    EXHIBIT 10.5


                              AMENDED AND RESTATED
                           SECURITY DEPOSIT AGREEMENT

         Effective as of December 21, 2001, Administaff of Texas, Inc. ("Administaff") and United HealthCare Insurance Company ("United HealthCare") (collectively Administaff and United HealthCare are referred to as the "Parties") agree as follows:

1. Administaff shall remit a security deposit to United HealthCare in the amount of Fifteen Million and No/100 Dollars ($15,000,000) on or before December 31, 2001 plus an additional Five Million and No/100 Dollars ($5,000,000) before April 1, 2002 and an additional Five Million and No/100 Dollars ($5,000,000) before September 30, 2002 (collectively known as the "Security Deposit"). For the 2003 calendar year, the Security Deposit shall be Twenty-Five Million and No/100 Dollars ($25,000,000). Unless amended in writing by the Parties, beginning in the 2004 calendar year, the Security Deposit will be adjusted as of January 1st of each calendar year during the term of the Insurance Program to an amount equal to the greater of (i) $22,500,000 or (ii)
         7.5 percent of the Aggregate Payable Rate (using the number of covered employees under Policies and Non-MP Policies as of December 15 of the prior year) for the first quarter of the applicable calendar year multiplied by four. On or before January 1st of each calendar year during the term of the Insurance Program as defined in section 6 below, Administaff will remit any deficit in the above-required Security Deposit to United HealthCare or United HealthCare will remit any surplus in the above-required Security Deposit to Administaff.

2. United HealthCare will credit interest to the Security Deposit as of the end of each calendar month. The interest credited for each month will be based on (i) the daily balance in the Security Deposit for the month and (ii) an annual interest rate equal to the average, for that month and the two immediately preceding months, of the yields at auction (on a bank-discount basis) for three-month Treasury bills, plus 25 basis points.

         United HealthCare may change the method of crediting interest described above by giving ninety days written notice of such change to Administaff. However, such change shall apply only as of the first day of the calendar year beginning after the 90-day notice period.

3. United HealthCare may without any further authorization from Administaff draw against such Security Deposit and retain such draw upon the following circumstances:

         a. United HealthCare may draw on the Security Deposit upon a failure by Administaff to pay (i) any amount then currently payable under the Insurance Program, including but not limited to, any amount described in



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                  section 4(b)(v) of the Minimum Premium Financial Agreement, or
                  (ii) any amount due under any United HealthCare policy in effect following termination of the Minimum Premium Financial Agreement; provided, however, that any draw shall only be allowed under this Section 3.a. up to an amount not greater than the Aggregate Payable Rate for the applicable calendar year quarter reduced by any amount related to such Aggregate Payable Rate otherwise paid by Administaff within *** business days of the final due date of such amount or any applicable incremental amount thereof.

         b. United HealthCare may draw on the Security Deposit in an amount equal to United HealthCare's Accumulated Deficit as of the date that (i) Administaff's public rating on short-term debt falls below Investment Grade and on the last day of any subsequent calendar month in which Administaff's public rating is still below Investment Grade, (ii) Administaff fails to cure or a creditor fails to waive a default by Administaff or its affiliates on their material obligations under their revolving line of credit facility (or under any future revolving line of credit facility or successor credit facility) and on the last day of any subsequent calendar month in which such default continues to exist without having been cured or waived, or (iii) Administaff's current ratio (i.e., current assets over current liabilities) is less than 6.0 to
                  1.0 and on the last day of any subsequent calendar month in which such a current ratio continues to exist (each of (i), (ii) and (iii) are referred to as a "Trigger Event" or collectively, the "Trigger Events"). If a Trigger Event occurs other than at the end of a calendar year, United HealthCare will determine the Accumulated Deficit as of that date, but in accordance with the annual review principles described in Exhibit A of the Minimum Premium Financial Agreement. Administaff must notify United HealthCare immediately upon the occurrence of any of the Trigger Events.

4. In addition to United HealthCare's right to draw against the Security Deposit in accordance with Section 3 above, upon a termination of the Minimum Premium Financial Agreement, United HealthCare without any further authorization from Administaff may draw against the Security Deposit and retain such draw as follows:

         a. Immediately following completion of the Initial Termination Review, United HealthCare may withdraw from the Security Deposit an amount equal to any Accumulated Deficit identified in that review.

         b. Immediately following completion of the Final Termination Review, United HealthCare may withdraw from the Security Deposit an amount equal to any Accumulated Deficit identified in that review.



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5.       Any amount withdrawn against the Security Deposit by United HealthCare shall be credited as Policy Revenue under, and to the extent provided in, Exhibit A of the Minimum Premium Financial Agreement.

6. The below indicated defined terms when initially capitalized in this Agreement shall have the following meanings. Capitalized terms not defined in this section shall have the meaning ascribed to them in the Minimum Premium Financial Agreement.

                  "INSURANCE PROGRAM" means the program of medical and dental insurance and related services provided through the Policies and the Non-MP Policies.

                  "MINIMUM PREMIUM FINANCIAL AGREEMENT" is the Minimum Premium Financial Agreement by and between Administaff of Texas, Inc. and United HealthCare Insurance Company, as amended from time to time.

                  "AGGREGATE PAYABLE RATE" - for a calendar year quarter means an amount equal to the product of (i) the applicable "Monthly Payable Rate" (defined in or pursuant to Exhibit A of the Minimum Premium Financial Agreement) multiplied by three, and (ii) the number of employees covered under the Policies and the Non-MP Policies in a given month determined as of the 15th day of the applicable month.

7. In the event that Administaff fails to make any of the deposits required by Section 1 above, then United HealthCare shall not be obligated to perform under the Minimum Premium Financial Agreement and the MP Administrative Services Agreement for all periods subsequent to the date of Administaff's failure to make such deposit.

8. Within 10 days after completion of the Final Termination Review, United HealthCare shall return to Administaff any balance of the Security Deposit remaining after United HealthCare has exercised its right to draw on the Security Deposit as provided in this Security Deposit Agreement.

9. The right to draw against the Security Deposit under the Agreement shall be in addition to, and not in lieu of, any other remedy available at law or in equity to United HealthCare, and any such draw by United HealthCare shall not cure Administaff's failure to pay amounts due, without United HealthCare's express written consent.

10. This Security Deposit Agreement shall replace and render null and void any agreements relating to any security deposit previously entered into by the Parties. Any remittances of funds by Administaff pursuant to any previous security deposit agreement shall be considered performance under this Security Deposit Agreement.




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ADMINISTAFF OF TEXAS, INC.                   UNITED HEALTHCARE
                                             INSURANCE COMPANY


/s/ Howard G. Buff                           /s/ William A. Munsel
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Date: 6/25/02                                Date: 6/25/02
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